Press Release	Source: Fieldpoint Petroleum Co.

FieldPoint Petroleum Corporation Announces New Director

Monday, August 30, 2004

AUSTIN, Texas (Aug 30, 2004,) / PRNewswire-FirstCall/ - FieldPoint Petroleum Corporation (OTCBB: - FPPC - News; announced today that it has added industry veteran Mr. Dan Robinson to its Board of Directors.

Mr. Robinson currently serves as President and Chief Executive Officer of Placid Refining Company LLC, an oil refining company with annual revenues in excess of $1 billion. Prior to assuming the role of President and CEO, Mr. Robinson held various management and financial positions with Placid's former parent company. Mr. Robinson received a BS degree in Mechanical Engineering in 1971 and an MBA degree in Finance in 1973, both from the University of Wisconsin. He currently sits on the Board of Directors of the National Petrochemical and Refiners Association.

FieldPoint's President and CEO, Ray Reaves, said "We are pleased to announce the addition of Mr. Robinson to our board. He brings with him a vast amount of industry expertise and credibility which should help us to facilitate the continued expansion of our acquire- and-exploit strategy."

"As we continue to pursue additional acquisition and drilling targets, it is conceivable that potential transactions may increase in size. Having an experienced team of board members including talented individuals like Mr. Robinson assisting management in these key strategic decisions should ensure we continue to make the right choices for the company and our shareholders."

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and for unexpected decreases in oil and gas production is included in the company's periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692
fppc@ix.netcom.com